Exhibit 10.1

28 April 2010

VIA E-MAIL

Khaled Haram

Apartment 16F

460 East 79th Street

New York, NY 10075

Dear Khaled:

This letter agreement (the “Agreement”) sets forth the terms and conditions of your separation from employment with Lighting Science Group Corporation (the “Company”) effective as of 31 May 2010 (the “Separation Date”).

1. Employment Separation. Effective as of the Separation Date, your employment with the Company and each of its subsidiaries and affiliates, including any directorships or similar positions, is terminated. You do not claim nor shall you claim any further right to employment by the Company, its subsidiaries and affiliates.

2. Duties & Responsibilities Before 31 May 2010.

a. In the time before the Separation Date, your duties and responsibilities shall be the transition of your supply chain duties and responsibilities to John Stanley, the transition of your finance duties and responsibilities to Jon Cohen, continue the application process for the Brevard County grant, and assist in the selection and planning for the implementation of an ERP system. Your attendance at the Company’s offices in Satellite Beach, Florida shall only be required as may be necessary for fulfilling the duties and responsibilities before the Separation Date.

b. The Company may, by giving you notice on or before 20 May 2010 request to extend the Separation Date to 30 June 2010 for you to continue the services specified in sub-paragraph a above. You agree to promptly inform the Company whether or not you accede to the request.

3. Separation Payment. If you sign and do not revoke this letter agreement in accordance with paragraph 18(i) hereof, the Company shall pay to you an amount equal to six (6) months of your current base salary in equal installments over a six (6) month period of time following the Separation Date in accordance with the Company’s payroll practices LESS any salary or consulting fee amounts paid to you by Pegasus or another Pegasus portfolio company in excess of seven thousand two hundred United States dollars (US$7,200.00) per month in that six (6) month period.

4. Equity Grant. With respect to the equity grant to you on or about 21 August 2009 of one million five hundred thousand (1,500,000) stock options pursuant to the “Lighting Science Group Corporation Amended And Restated Equity-Based Compensation Plan Employee Incentive Stock Option Agreement,” subject to you signing and not revoking this letter agreement:

a. one half ( 1/2) or seven hundred fifty thousand (750,000) of such stock options shall vest immediately subject to you being willing to provide the services specified in paragraph 2 above;

b. the time to exercise such stock options shall be two and one half (2 1/2) years from the date of vesting; and,

c. to the extent the provisions of this paragraph 4 are different from or alter any terms or conditions of any prior agreement relating to such stock option grants, then this paragraph 3 shall be considered an Amendment to such agreement and the provisions of this paragraph 3 shall supersede the applicable provisions of such agreement.

5. Car Allowance. The car allowance specified in the offer of employment letter dated 10 July 2009 shall continue until the Separation Date.

6. Accrued Vacation. The Company will pay you the value of your accrued but unused vacation pay as of the Separation Date in accordance with the Company’s policies.

7. Health Insurance. You and your eligible dependents shall have the right to elect continuation of health insurance coverage under LSG’s Group Medical Plan pursuant to COBRA at your own expense for the period specified by law.

8. Expenses. The Company will reimburse you for any reasonable business expenses incurred by you prior to the Separation Date in accordance with Company policy and the submission by you to the Company of appropriate documentation. You are not authorized to incur any business expenses after the Separation Date.

9. No Further Amounts Owed. By accepting the separation payment provided for in paragraph 3 and the amounts specified in paragraphs 5, 6 and 8 above, you acknowledge that the Company does not owe you any further amounts.

10. Release of Claims. Except as specified in paragraphs 3, 4, 5, 6, and 8 above and as contemplated by paragraph 3 above, any accrued vested benefits available to you under the express terms and conditions of any employee benefit plan maintained by the Company, and your right to continue medical coverage at your own expense pursuant to section 4980B of the Internal Revenue Code of 1986, as amended, you, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company (including current and former trustees and administrators of these plans)

(collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that he, she or it may have from the beginning of time up to and including the time of signing this Agreement and ten (10) days thereafter if you do not revoke this Agreement as provided for in paragraph 18(i) of this Agreement, or that otherwise may exist or may arise in respect of work performed before your employment, your employment or separation from employment with the Company, or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Workers Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, California Business and Professions Code, the California Constitution, the California Labor Code (including, without limitation, Section 132a), the California Civil Code and the California Family Rights Act, or any tort, contract, or alleged violation of any other legal obligation and any and all other federal, state or local laws, regulations, ordinances or public policies and any common law or equity claims, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and yourself, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs. In addition, in consideration of the promises and covenants of the Company, you, on behalf of yourself and the other Releasors, further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to any of the foregoing actions, causes of action, claims or charges that are known or suspected to exist in your favor as of the date you execute this Agreement. IN THIS CONNECTION, YOU UNDERSTAND AND AGREE AS PART OF THE INDUCEMENT FOR THE CONSIDERATION GIVEN FOR THIS RELEASE THAT YOU ARE SPECIFICALLY WAIVING AND RELINQUISHING ALL RIGHTS AND BENEFITS AFFORDED BY THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH READS AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

YOU ACKNOWLEDGE THAT YOU UNDERSTAND THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS HEREUNDER AND THIS WAIVER OF STATUTORY PROTECTION AGAINST THE RELEASE OF SUCH UNKNOWN CLAIMS. Anything to the contrary notwithstanding in this Agreement, nothing herein shall release any Releasee from any claims and/or damages based on (a) any right or claim that arises after the date you execute this Agreement pertaining to a matter that arises after such date, (b) any right you may have to pension benefits, health care or similar benefits pursuant to applicable law, (c) any right you may have to enforce this Agreement or (d) any right you may have to be indemnified by the Company to the extent such indemnification is permitted by applicable law or the by-laws of the Company.

By signing this Agreement and accepting the benefits provided, you agree that, except for any claims expressly excluded from this release, you will not hereafter pursue any individual claims

(whether brought by you, an administrative agency, or any other person on your behalf or which includes you in any class) against the Company or any other Releasee by means of a lawsuit, complaint, charge or otherwise, in any state or federal court or before any state or federal agency, including, by way of example and not limitation, the Equal Employment Opportunity Commission, the Department of Labor or any state Human Rights Agencies, for or on account of anything, whether known or unknown, foreseen or unforeseen, which has occurred up to the effective date of this Agreement.

11. Restrictive Covenants.

a. Confidentiality. You agree and acknowledge that, as of the Separation Date, you will not (i) retain or use for the benefit, purposes or account of you or any other person, organization or entity; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person, organization or entity other than the Company, any non-public, proprietary or confidential information — including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Company. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of your breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to you by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

b. Use of Confidential Information, Intellectual Property. You agree and acknowledge that, as of the Separation Date, you shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (ii) immediately return to the Company all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which you are or become aware.

c. Non-Disparagement. You shall not directly engage in any conduct or make any statement, outside of the Company, that disparages the Company, its personnel, its products, except to the extent required by law or to enforce the terms of this Agreement. The Company shall not directly engage in any conduct or make any statement, outside of the Company, that disparages you, except to the extent required by law or to enforce the terms of this Agreement.

12. Return. On or before the Separation Date, you will promptly return to the Company: (i) all equipment provided to you for your use in connection with your employment, including, but not limited to, cell phone, BlackBerry, and computer without deleting or erasing any Company information stored on those devices; all hard copy documents in your custody or control concerning the Company’s business; (iii) all keys and access passes for Company facilities in your custody or control; and, (iv) any credit card issued or provided to you by the Company.

13. Apartment. On or before the Separation Date, you shall turn over access and occupancy of the apartment the Company leases for your use in the Satellite Beach area to whoever the Company specifies.

14. Reclamation. If you initiate or participate in any legal actions against the Company or any officer, director, or employee of the Company, or if you fail to abide by any of the terms of this Agreement, the Company may reclaim any amounts paid hereunder, without waiving the release granted herein, and terminate any remaining payments or benefits that are due hereunder, in addition to any other remedies, including the payment of the Company’s attorneys’ fees and costs in an action to prosecute such breach.

15. Consideration. The consideration provided hereunder is not required under the Company’s standard policies, and other than the applicable termination provisions of your offer of employment letter dated 10 July 2009, you know of no other circumstances other than your agreeing to the terms of this Agreement that would require the Company to provide such consideration.

16. Legal Advice, Reliance. You represent and acknowledge that (i) you have been given adequate time, at least forty five (45) days, to consider this Agreement (which, by signing this Agreement prior to the expiration of such period, you have expressly agreed to waive) and have been advised to discuss all aspects of this Agreement with your personal attorney, (ii) you have carefully read and fully understand all the provisions of this Agreement, (iii) you have voluntarily entered into this Agreement, without duress or coercion, and (iv) you have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in paragraph 7 hereof, any portion thereof, or any interest therein. You understand that if you request additional time to review the terms of this Agreement, a reasonable extension of time will be granted.

17. Non-Disclosure of Agreement. Except to the extent required by law, the parties to this Agreement agree not to disclose its terms to any person, other than their attorneys, accountants, financial advisors or, in your case, members of your immediate family; provided that this paragraph 17 shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement. You expressly acknowledge that the Company has an obligation to disclose the termination of your employment in a filing with the SEC and that such filing may require including the terms and conditions of this is Agreement and/or this Agreement itself. The Company shall provide you with an opportunity to review and comment on any proposed SEC filings and the Company shall be reasonably responsive to any such comments received from you.

18. Miscellaneous.

a. No Violation of Law. You agree and acknowledge that this Agreement is not and shall not be construed to be an admission by the Company of any violation of any federal, state or local statue, ordinance or regulation or of any duty owed by the Company to you.

b. Cooperation. You agree to personally provide reasonable assistance and cooperation in any action or proceeding (or appeal from any action or proceeding) to which the Company is a party which relates to events occurring during your employment with the Company.

c. Third Party Beneficiaries. All Releasees under this Agreement who are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement to the same extent as if they were signatories hereto.

d. Withholding. The Company may withhold from any payments made under this Agreement all federal, state, local or other applicable taxes as shall be required by law.

e. Entire Agreement. This Agreement constitutes the sole and complete understanding of you and the Company with respect to the subject matter hereof. Except to the extent expressly provided in this Agreement, upon execution and delivery of this Agreement, all prior agreements, plans, programs, understandings and arrangements between you and the Company are hereby terminated, and you, and the Company and its subsidiaries and affiliates, are fully, completely, irrevocably and forever discharged from any and all obligations set forth therein, pursuant thereto or arising therefrom. You and the Company represent to each other that in executing this Agreement, you and the Company do not rely and have not relied upon any representation or statement not set forth herein made by any other person, with regard to the subject matter, basis or effect of this Agreement.

f. Amendment; Waiver; Successors. No amendment, modification or alteration of the terms and provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by you and the Company. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof. This Agreement shall be binding upon the parties hereto and their respective successors, transferees and assigns.

g. Electronic Signature. The parties agree to accept facsimile, scanned and copied signatures of their respective authorized representatives as original signatures for the purposes of executing this Agreement as specified below and further agree to accept copied, scanned, electronic, and printed versions of this Agreement fully signed and/or executed as if it was an original.

h. Governing Law; Severability; Blue Pencil. This Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws rules. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. The parties hereto agree that the covenants set forth in paragraph 7 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to exercise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

i. Revocation. You may revoke this Agreement within ten (10) days after the date on which you sign this Agreement. You understand that this Agreement is not binding or enforceable until such ten (10) day period has expired. Any such revocation must be made in a signed letter executed by you and received by the Company at the following address:

John D. Mitchell, Jr.

General Counsel

Lighting Science Group Corporation

Building 2A

1227 South Patrick Drive

Satellite Beach, FL 32937

To be effective, the written revocation must be received no later than 5:00pm New York time on the tenth (10th) day after you have executed this Agreement. You understand that if you revoke this Agreement, you will not be entitled to any payments or benefits hereunder.

If this Agreement is acceptable, please return a signed and dated copy of this Agreement to me.

Best regards,

/s/ John D. Mitchell, Jr.

John D. Mitchell, Jr.

General Counsel

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, AND THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

ACCEPTED AND AGREED:

/s/ Khaled Haram
Khaled Haram

	Date:	April 30, 2010

CC:	Zachary s. Gibler – Chairman & Chief Executive Officer
Bruce Krangel – Director, Human Resources